UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration Under Section 12(g) of
    the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
             Under Sections 13 and 15(d) of the Securities Exchange
                                  Act of 1934.

                                           Commission File Number  33-56373-01

                       Chevron Transport Corporation Ltd.
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             (Exact name of registrant as specified in its charter)

  Chevron House, 11 Church Street, Hamilton, Bermuda, telephone: (809) 295-1774
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Charter Obligations relating to First Preferred Mortgage Notes Due 2015 issued by California Petroleum Transport Corporation
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i)           [  ]                Rule 12h-3(b)(1)(i) [x]
Rule 12g-4(a)(1)(ii)          [  ]                Rule 12h-3(b)(1)(ii)[  ]
Rule 12g-4(a)(2)(i)           [  ]                Rule 12h-3(b)(2)(i) [  ]
Rule 12g-4(a)(2)(ii)          [  ]                Rule 12h-3(b)(2)(ii)[  ]
                                                  Rule 15d-6          [  ]

Approximate number of holders of record as of the certification or notice date:  7

         Pursuant to the requirements of the Securities Exchange Act of 1934, Chevron Transport Corporation Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  February 23, 2001           CHEVRON TRANSPORT CORPORATION LTD.



                                   By:    /s/ J. W. Rath
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                                          J. W. Rath, Assistant Treasurer